Exhibit 15.1

Acknowledgment of Independent Registered Public Accounting Firm

June 24, 2008

Board of Directors and Stockholders

Phillips-Van Heusen Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-) of Phillips-Van Heusen Corporation for the registration of 11,387 shares of its common stock of our reports dated June 4, 2008 and June 17, 2007 relating to the unaudited condensed consolidated interim financial statements of Phillips-Van Heusen Corporation that are included in its Form 10-Q for the thirteen week periods ended May 4, 2008 and May 6, 2007.

/s/ Ernst & Young